UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2014

OPHTHOTECH CORPORATION

(Exact Name of Company as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Penn Plaza, 19th Floor

New York, NY 10119

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code:  (212) 845-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 19, 2014, Ophthotech Corporation (“Ophthotech”) entered into a Licensing and Commercialization Agreement (the “Agreement”) with Novartis Pharma AG (“Novartis”).  Under the Agreement, Ophthotech granted Novartis exclusive rights under specified patent rights, know-how and trademarks controlled by Ophthotech to manufacture, from bulk active pharmaceutical ingredient supplied by Ophthotech, standalone Fovista® products and products combining Fovista® with an anti-VEGF product to which Novartis has rights in a co-formulated product, for the treatment, prevention, cure or control of any human disease, disorder or condition of the eye, and to develop and commercialize those licensed products in all countries outside of the United States (the “Novartis Territory”).

Ophthotech has agreed to use commercially reasonable efforts to complete its ongoing pivotal Phase 3 clinical program for Fovista®.  Novartis has agreed to use commercially reasonable efforts to develop a standalone Fovista® product and a co-formulated product containing Fovista® and an anti-VEGF to which Novartis has rights, as well as a pre-filled syringe presentation of such products and to use commercially reasonable efforts, subject to obtaining marketing approval, to commercialize licensed products in the Novartis Territory in accordance with agreed development and marketing plans.

Novartis has granted Ophthotech options, subject to specified limitations, and to the extent such rights are controlled by Novartis, to obtain exclusive rights from Novartis to develop and commercialize in the United States the co-formulated and pre-filled syringe products developed by Novartis.

Ophthotech and Novartis have each granted the other options, subject to specified limitations, to obtain access to study data from certain clinical trials of licensed products that Ophthotech or Novartis may conduct, including for use by the other in regulatory filings in its territory.

Exclusive Obligations

Ophthotech has agreed to exclusively supply Novartis, and Novartis has agreed to exclusively purchase from Ophthotech, its clinical and commercial requirements for the bulk active pharmaceutical ingredient in Fovista® for use in licensed products in the Novartis Territory.  Ophthotech has agreed not to commercialize any product comprising Fovista® or any other anti-PDGF product in the ophthalmic field in the Novartis Territory.

Financial Terms

Novartis agreed to pay Ophthotech and Ophthotech has received a $200 million upfront fee upon execution of the Agreement.  Novartis is also obligated to pay Ophthotech up to an aggregate of $130 million if Ophthotech achieves specified patient enrollment milestones for its ongoing pivotal Phase 3 clinical program for Fovista®, and up to an aggregate of an additional $300 million upon achievement of specified marketing approval milestones in the Novartis Territory.  In addition, Novartis has agreed to pay Ophthotech up to an aggregate of an additional $400 million if Novartis achieves specified commercial milestones in the Novartis Territory.

Novartis also is obligated to pay Ophthotech royalties with respect to Fovista® products that Novartis successfully commercializes.  Ophthotech will receive royalties at a mid-thirties percentage of net sales of standalone Fovista® products and a royalty of approximately equal value for sales of combination Fovista® products. Such royalties are subject to customary deductions, credits, and reductions for lack of patent coverage or market exclusivity. Novartis’s obligation to pay such royalties will continue on a licensed product-by-licensed product and country-by-country basis until Novartis’s last actual sale of such licensed product in such country.

Novartis has agreed to pay Ophthotech’s manufacturing costs plus a specified percentage margin for supplies of the bulk active pharmaceutical ingredient in Fovista® that Ophthotech supplies to Novartis.

If Ophthotech or Novartis exercises its rights to obtain access to study data from clinical studies conducted by the other party, the party exercising the option will be obligated to pay the other party’s associated past development costs and share with such other party any future associated development costs.

If Ophthotech exercises its option to obtain Novartis-controlled rights to develop, manufacture and commercialize any co-formulated Fovista® product in the United States, Ophthotech will be obligated to pay a specified percentage of Novartis’s associated past development costs and share with Novartis any future associated development costs.  Ophthotech and Novartis will also need to negotiate and agree on financial and other terms that would apply to such rights.

If Ophthotech exercises its option to obtain Novartis-controlled rights to develop and commercialize a pre-filled syringe product in the United States, Ophthotech will be obligated to either enter into a supply agreement with Novartis under which Ophthotech will pay Novartis its manufacturing cost plus a specified percentage margin for supplies of Fovista® products in pre-filled syringes that Novartis supplies to Ophthotech, or obtain supplies of products in pre-filled syringes from a third party manufacturer and pay Novartis a low single-digit percentage of Ophthotech’s net sales of such products.

Ophthotech has retained control over the design and execution of its pivotal Phase 3 clinical program for Fovista® and remains responsible for funding the costs of that program, subject to Novartis’s responsibility to provide Lucentis®, an anti-VEGF agent to which Novartis has rights in the Novartis Territory, for use in the Phase 3 trials in the Novartis Territory following the effective date of the Agreement.  Novartis will have control over, and will be responsible for the costs of, all other clinical trials that may be required to obtain marketing approvals in the Novartis Territory for licensed products under the Agreement.   Novartis is also responsible for costs associated with co-formulation development, pre-filled syringe development and other development costs in the Novartis Territory, but excluding regulatory filing fees in the European Union for the standalone Fovista® product, for which Ophthotech will be responsible.

Term and Termination

The Agreement, unless earlier terminated by Ophthotech or Novartis, will expire upon the expiration of Novartis’s obligation to pay royalties to Ophthotech on net sales of licensed products.  Ophthotech and Novartis each may terminate the agreement if the other party materially breaches the Agreement and does not cure such breach within a specified cure period, if the other party experiences any specified insolvency event, if the other party challenges or assists a third party in challenging the validity or enforceability of certain patent rights controlled by the terminating party, or if the parties are prevented in any manner that materially adversely affects the progression of the development or commercialization of licensed products for a specified period as a result of specified governmental actions.  Novartis may terminate the Agreement at any time without cause, or within a specified period after a change in control of Ophthotech, as defined in the Agreement, or for specified safety reasons, effective at the end of a specified period following Novartis’s written notice to Ophthotech of Novartis’s election to terminate the Agreement.  Ophthotech may also terminate the Agreement as described below under “—Alternative Anti-PDGF Products”.

If Ophthotech elects to terminate the Agreement because specified governmental actions prevent the parties from materially progressing the development or commercialization of licensed products as described above, Ophthotech will be required to pay a substantial termination fee, with the specific amount of such fee determined based on the effective date of the termination.

Following any termination, all rights to Fovista® that Ophthotech granted to Novartis, including, without limitation, the right to commercialize standalone Fovista® products in the Novartis Territory, will revert to Ophthotech, Novartis will perform specified activities in connection with transitioning to Ophthotech the rights and responsibilities for the continued development, manufacture and commercialization of the standalone Fovista® product for countries in the Novartis Territory, and the parties will cooperate on an orderly wind down of development and commercialization activities for other licensed products in the Novartis Territory.

Alternative Anti-PDGF Products

Novartis has agreed to specified limitations on its ability to in-license, acquire or commercialize any anti-PDGF product that does not contain Fovista® (an “Alternative Anti-PDGF Product”) in the Novartis Territory and, to the extent Novartis develops, in-licenses or acquires such a product, to make such product available to Ophthotech in the United States under specified option conditions.  If Ophthotech exercises its option, Ophthotech will be obligated to make certain payments to Novartis, including specified milestone and royalty payments.  The amounts of such payments will vary based on the product’s stage of clinical development at the time Ophthotech exercises its option, whether the product is a standalone or combination product and whether Novartis exercises an option to co-promote such product in the United States. If Novartis determines to seek marketing approval of an Alternative Anti-PDGF Product in the Novartis Territory, Ophthotech will, subject to specified limitations, have the option to terminate the Agreement, convert Novartis’s exclusive licenses into non-exclusive licenses, or elect to receive a royalty on sales of such product by Novartis.  If

Ophthotech elects to terminate the Agreement, Novartis will, subject to specified limitations, be required to pay to Ophthotech certain payments based on achievement, with respect to such product, of the milestones that would have otherwise applied to licensed products under the Agreement.

Standstill

The Agreement contains standstill provisions pursuant to which Novartis agrees to certain restrictions relating to the voting securities of Ophthotech until marketing approval for a standalone Fovista® product is granted in either the United States or the European Union.

Indemnification and Dispute Resolution

The Agreement contains indemnification and dispute resolution provisions that are customary for agreements of its kind.

Incorporation by Reference

Ophthotech expects to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2014, and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is qualified in its entirety by reference to the complete text of the Agreement when filed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this Current Report on Form 8-K about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this Current Report on Form 8-K, Ophthotech’s forward looking statements include statements about the anticipated receipt of payments under its licensing and commercialization agreement with Novartis, the conduct of the Fovista® Phase 3 clinical program, including obtaining initial, top-line data from the Fovista® Phase 3 clinical program and seeking marketing approval for Fovista®, the potential of Fovista® as a wet AMD combination therapy and the development of new drug-delivery technologies. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those express or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, including Ophthotech’s ability to satisfy certain patient enrollment milestones, availability of data from clinical trials, expectations for regulatory approvals or other actions, including the receipt of regulatory approvals outside of the United States which would trigger the receipt of certain milestone payments, Ophthotech’s ability to comply with its obligations under and otherwise maintain its licensing and commercialization agreement with Novartis and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this Current Report on Form 8-K.  Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Ophthotech held its Annual Meeting of Stockholders on May 21, 2014. The following is a summary of the matters voted on at that meeting.

(a)         Ophthotech’s stockholders elected Nicholas Galakatos, Ph.D. and Michael Ross, Ph.D. as Class I directors to serve until the 2017 Annual Meeting of Stockholders, each such director to hold office until his successor has been duly elected and qualified. The results of the stockholders’ vote with respect to the election of such Class I directors were as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
Nicholas Galakatos, Ph.D.	25,273,818	30,496	1,533,523
Michael Ross, Ph.D.	25,266,896	37,418	1,533,523

(b)         Ophthotech’s stockholders ratified the selection of Ernst & Young LLP as Ophthotech’s independent registered public accounting firm for the current fiscal year. The results of the stockholders’ vote with respect to such ratification were as follows:

For	Against	Abstain	Broker Non-Votes
26,833,505	2,299	2,033	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: May 23, 2014	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary